Exhibit 99.1

INVIVYD APPOINTS PAUL B. BOLNO, M.D. TO ITS BOARD OF DIRECTORS

NEW HAVEN, Conn., Sept. 24, 2025 (GLOBE NEWSWIRE) -- Invivyd, Inc. (NASDAQ: IVVD) today announced the appointment of Paul B. Bolno, M.D., to its Board of Directors and as a member of the Compensation Committee. Dr. Bolno is the President and CEO of Wave Life Sciences, a clinical-stage biotechnology company, and has served in those roles since 2013.

“We are happy to have Dr. Bolno join our Board at this critical moment while we transition toward a future focused on helping large populations avoid becoming ill from major viral infectious diseases,” said Marc Elia, Chairman of the Board of Invivyd. “Dr. Bolno’s extensive experience in leading Wave Life Sciences through rapid pipeline development will be a boon to Invivyd as we seek to advance our pipeline so that we may help as many people as possible stay healthy from targeted infectious diseases.”

Dr. Bolno brings diverse experience utilizing technological platforms to create new products and medications. In addition to his role at Wave Life Sciences, he serves on the
Board of Directors of ExpressionEdits and is the Chairman of the Scientific Advisory Group for the Nucleic Acid Therapy Accelerator.

“I am honored to join the Board of Invivyd, as we share a sense of urgency to keep Americans healthy via our deep commitment to scientific excellence,” said Paul B. Bolno, M.D. “Invivyd’s unique capabilities and ability to drive meaningful innovation in viral infectious disease can add high quality options in prevention and treatment of acute COVID, and potentially treatment of Long COVID, all of which are sorely needed in modern American healthcare.”

About Invivyd

Invivyd, Inc. (Nasdaq: IVVD) is a biopharmaceutical company devoted to delivering protection from serious viral infectious diseases, beginning with SARS-CoV-2. Invivyd deploys a proprietary integrated technology platform unique in the industry designed to assess, monitor, develop, and adapt to create best in class antibodies. In March 2024, Invivyd received emergency use authorization (EUA) from the U.S. FDA for a monoclonal antibody (mAb) in its pipeline of innovative antibody candidates. Visit https://invivyd.com/ to learn more.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “could,” “expects,” “estimates,” “intends,” “potential,” “predicts” “projects,” and “future” or similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements include statements concerning, among other things, the company’s focus on helping large populations avoid becoming ill from major viral infectious diseases and its efforts to advance its pipeline to help as many people as possible stay healthy from targeted infectious diseases; the anticipated contributions of the company’s new director the potential of Invivyd to drive meaningful innovation in viral infectious disease and add high quality options in prevention and treatment of acute COVID, and potentially treatment of Long COVID; the company’s devotion to delivering protection from serious viral infectious diseases, beginning with SARS-CoV-2; and other statements that are not historical fact. The company may not actually achieve the plans, intentions or expectations disclosed in the company’s forward-looking statements and you should not place undue reliance on the company’s forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the company’s actual results to differ materially from the results described in or implied by the forward-looking statements, including, without limitation: the timing, progress and results of the company’s discovery, preclinical and clinical development activities; the risk that results of nonclinical studies or clinical trials may not be predictive of future results, and interim data are subject to further analysis; unexpected safety or efficacy data; how long the EUA granted by the U.S. FDA for a mAb in the company’s pipeline will remain in effect and whether the EUA is revised or revoked by the U.S. FDA; whether the company’s product candidates are able to demonstrate and sustain neutralizing activity against major SARS-CoV-2 variants, particularly in the face of viral evolution; uncertainties related to the regulatory authorization or approval process, and available development and regulatory pathways; changes in the regulatory environment; the outcome of the company’s engagement with regulators; changes in expected or existing competition; the company’s reliance on third parties; the complexities of manufacturing mAb therapies; macroeconomic and political uncertainties; the company’s ability to continue as a going concern; and whether the company has adequate funding to meet future operating expenses and capital expenditure requirements. Other factors that may cause the company’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are described under the heading “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2024, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, each as filed with the Securities and Exchange Commission (SEC), and in the company’s other filings with the SEC, and in its future reports to be filed with the SEC and available at www.sec.gov. Forward-looking statements contained in this press release are made as of this date, and Invivyd undertakes no duty to update such information whether as a result of new information, future events or otherwise, except as required under applicable law.

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Contacts:

Media Relations
(781) 208-1747
media@invivyd.com

Investor Relations
(781) 208-1747
investors@invivyd.com